Exhibit 11.1

CODE OF ETHICS

INTRODUCTION

Chunghwa Telecom Co., Ltd. (“Chunghwa”) and its directors, supervisors, officers and employees have committed to conduct business throughout the world in accordance with the highest ethical standards. This Code of Ethics sets out the principles to which all directors, supervisors, officers and employees of Chunghwa are expected to adhere and advocate in meeting these standards. The Code of Ethics embodies rules regarding individual and peer responsibilities, as well as responsibilities to Chunghwa, the public and other stakeholders.

This Code of Ethics applies to Chunghwa’s employees (including officers), directors and supervisors. The purpose of this Code of Ethics is to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	confidential treatment of information;

•	full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Chunghwa;

•	fair dealing with Chunghwa’s customers, suppliers and competitors;

•	protection of Chunghwa’s assets to ensure their efficient use;

•	compliance with applicable governmental laws, rules and regulations, including insider trading laws;

•	prompt internal reporting of Code of Ethics violations to the appropriate persons identified in this Code of Ethics; and

•	accountability for adherence to this Code of Ethics.

HONEST AND ETHICAL CONDUCT

Chunghwa’s employees, directors and supervisors shall act and perform their duties ethically and honestly. Honest conduct refers to conduct that is free from fraud or deception. Ethical conduct refers to conduct that conforms to accepted professional standards of conduct, including the unbiased handling of actual or apparent conflicts of interest between personal and professional relationships.

Avoiding Personal Conflicts of Interest

Personal “conflicts of interest” exist any time employees, directors or supervisors face a choice between their personal interests (financial or otherwise) and the interests of Chunghwa. Conflicts of interest may call into question Chunghwa’s integrity. It is therefore crucial that service to Chunghwa not be subordinated to personal gain and advantage and that all employees, directors and supervisors be accountable for acting in Chunghwa’s best interest and for avoiding even the appearance of a conflict. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s family (including spouse, children, parents and relatives in the second degree) or household works for a company which is itself in direct competition with Chunghwa) should notify his or her immediate supervisor, or Chunghwa’s Human Resources Department. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with Chunghwa’s Human Resources Department .

A conflict of interest may arise when a director or supervisor takes actions or has interests that may make it difficult to perform the director’s or supervisor’s work for the company objectively and effectively. Conflicts of interest arise when a director or supervisor, or a member of the director’s or supervisor’s family, receives improper personal benefits because of the director’s or supervisor’s position with Chunghwa. Except as authorized by Chunghwa’s Board of Directors (the “Board”), no outside director or supervisor shall have a direct economic relationship with Chunghwa. Loans to, or guarantees of obligations of, directors, supervisors, executive officers and their family members are likely to create conflicts of interest and, therefore are prohibited. In addition, loans to, or guarantees of obligations of, other officers and employees may create conflicts of interest and, therefore, must be reviewed and approved in advance.

Potential conflicts of interest involving an executive officer, a director or a supervisor will be reviewed directly by Chunghwa’s Board. Potential conflicts involving an employee of Chunghwa, other than an executive officer, will be reviewed in accordance with Chunghwa’s employment policy.

In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if they are determined not to be harmful to Chunghwa. Any such determination will be made by the Board in the case of executive officers, directors or supervisors, and in accordance with Chunghwa’s employment policy in the case of other employees.

Corporate Opportunities

Employees, officers, directors and supervisors have a duty to Chunghwa to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are discovered through the use of Chunghwa’s property, information or position (other than those received in the ordinary course of doing business and approved by Chunghwa). Furthermore, all individuals are prohibited from competing with Chunghwa unless such competition is disclosed to Chunghwa’s Human Resources Department and approved in writing.

CONFIDENTIALITY

For the purposes of this Code of Ethics, “confidential information” includes all non-public information that, if disclosed, might be of use to competitors or harmful to Chunghwa or its customers. Chunghwa’s employees, officers, directors and supervisors must maintain the confidentiality of confidential information they obtain from or through Chunghwa or its customers, except where disclosure is mandated by applicable laws, rules or regulations or authorized by Chunghwa’s Human Resources Department .

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is crucial that all books of account, financial statements and records of Chunghwa reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All employees, directors and supervisors who are involved in Chunghwa’s disclosure process are required to know and understand the disclosure requirements applicable to Chunghwa that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that Chunghwa files with or submits to Securities and Futures Bureau, Financial Supervisory Commission, Executive Yuan, R.O.C (“ROC SFB”) and the U.S. Securities and Exchange Commission (“U.S. SEC”), or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in the preparation of Chunghwa’s financial statements must prepare those statements in accordance with our internal accounting principles, which take into account generally accepted accounting principles in the ROC and relevant laws and regulations and government guidelines applicable to state-owned enterprises, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of Chunghwa.

Furthermore, it is critically important that financial statements and related disclosures be free of material errors. Employees, officers, directors and supervisors are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the ROC SFB, The New York Stock Exchange or the U.S. SEC). In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of Chunghwa’s auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering Chunghwa’s financial statements materially misleading.

FAIR DEALING

Chunghwa strives to compete and to succeed through superior performance and products and without the use of unethical or illegal practices. Accordingly, Chunghwa’s employees, officers, directors and supervisors should respect the rights of, and should deal fairly with, Chunghwa’s customers, suppliers, competitors and employees and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information or any material misrepresentation. For example, an individual should not (i) accept from or give to any customer, supplier or contingent party related to Chunghwa kickback or other form of illicit gain; (ii) spread rumors about competitors, customers or suppliers that the individual knows to be false; (iii) intentionally misrepresent the nature or quality of Chunghwa’s products and services; or (iv) otherwise seek to advance Chunghwa’s interests by taking unfair advantage of anyone through unfair dealing practices, including engaging in unfair practices through a third party.

PROTECTION AND PROPER USE OF COMPANY ASSETS

You should protect Chunghwa’s assets and ensure their efficient use. Unless you have the approval of management, Chunghwa’s assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for the legitimate business purposes of Chunghwa.

You are not permitted to take or make use of, steal, or knowingly misappropriate the assets of Chunghwa or any customer, including any confidential information of Chunghwa, for your own use, the use of another or for an improper or illegal purpose. You are not permitted to remove, destroy or dispose of anything of value belonging to Chunghwa without the consent of management.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS, INCLUDING INSIDER TRADING LAWS

All employees, officers, directors and supervisors are expected to comply fully with all laws and regulations applicable to Chunghwa’s businesses and with all applicable Chunghwa policies.

Chunghwa’s businesses are subject to a wide range of U.S. and ROC laws, regulations and rules. Our compliance with these laws, regulations and rules is periodically tested by market conduct examinations and other regulatory inquiries. Additionally, Chunghwa’s products and services are primarily contractual promises. Highlighted below are some of the key compliance guidelines that must be followed.

•	You shall not knowingly violate any law or regulation, including unfair trade or insurance practices laws. You should consult with the staff at the internal legal department on any matter relating to actual or potential noncompliance with any law or regulation or any of the Company’s contractual commitments.

•	You may not engage in conduct or a sales practice that is intended to mislead, manipulate or take unfair advantage of a customer, member, provider or supplier, or misrepresent Chunghwa or its products or services.

•	You shall not misrepresent facts, contractual terms or Chunghwa policies to a customer, member, provider, supplier or regulator. If you do so inadvertently, you must correct the misrepresentation as soon as possible after consulting with your manager and the internal legal department or your compliance officer.

•	You must establish and adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations, Chunghwa policies and business needs. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. Consult with and follow the instructions of the staff at the internal legal department in these situations.

•	You may not agree with representatives of competing companies to engage in any of the following illegal practices: fix prices; allocate or divide markets or customers; boycott or refuse to deal with competitors, customers or suppliers; or engage in any other behavior that unlawfully restrains competition.

•	You may not discuss or exchange competitively sensitive information (e.g., relating to price or markets) with representatives of competing companies, except with the prior approval of the internal legal department or your compliance officer.

Employees, officers, directors and supervisors are prohibited from trading securities while in possession of material nonpublic information.

Employees, officers, directors and supervisors must comply with insider trading and other securities laws and Chunghwa policies regarding securities transactions and handling of confidential information. The rules outlined below apply to transactions in Chunghwa common shares (including stock options), preferred stock and debt instruments. The rules also apply to transfers, which you actively control, of accumulated values to and from any Chunghwa common share account in any Chunghwa benefit plan. The rules in certain instances also apply to purchases or sales of securities of other companies and to transactions in foreign securities markets. Insider trading is both unethical and illegal and will be firmly dealt with by the company. Additionally, individuals and Chunghwa are subject to severe civil and criminal penalties for insider trading.

For your protection and the protection of Chunghwa, you must follow these basic rules:

•	You shall comply with all applicable insider trading laws.

•	Unless permitted under the ROC laws and approved by the relevant authority, you may not trade Chunghwa securities while you possess material nonpublic information about Chunghwa’s operations, activities, plans or financial results.

•	Information is material when it could affect someone’s decision to buy, hold or sell a company’s securities. Material information includes a company’s anticipated earnings, plans to acquire or sell significant businesses, and changes in senior executives. Limit transactions to times when it can reasonably be assumed that all material information about a company has been disclosed. Allow two business days between the time material information has been made public through news services and the time you place your buy or sell order, so the information can be absorbed by the financial markets.

•	Unless otherwise permitted by U.S. SEC and ROC SFB rules, you may not trade securities of other companies when you possess material nonpublic information about those companies. Also, you may not trade securities of other companies when such trade is otherwise unlawful or creates a conflict of interest.

•	You may not disclose material nonpublic information about Chunghwa or another company to anyone (i) inside Chunghwa, unless they need to know the information for business purposes; or (ii) outside Chunghwa, unless you obtain prior approval from management. The information belongs to Chunghwa, and you may not misappropriate it for anyone’s benefit. Giving a tip based on material nonpublic information is unethical and illegal, and is prohibited, even if you don’t profit from it.

•	These rules apply to members of your family and anyone else sharing your home. Therefore, you must use discretion when discussing your work with friends or family members, as well as with other employees.

REPORTING VIOLATIONS; PROTECTION AGAINST RETALIATION

If an employee, officer, director or supervisor engages in or becomes aware of any conduct or activity that may violate this Code of Ethics or an applicable law or regulation, it is that individual’s responsibility to promptly report the matter by notifying Chunghwa’s Human Resources Department. An individual making a report shall provide enough information to enable Chunghwa to properly address the matter.

Chunghwa has established procedures for submitting concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee.

No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who believes that he or she has been retaliated against (or threatened or harassed) in violation of this policy should immediately report the matter to his or her immediate supervisor, or Chunghwa’s Human Resources Department Accountability

It is the responsibility of each employee, director and supervisor to carefully read, understand and comply with this Code of Ethics and, as needed, to seek clarification on any point. Individuals who fail to comply with this Code of Ethics, including supervisors who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of termination of the labor contract. It is important to understand that violation of certain of Chunghwa’s policies potentially subjects Chunghwa and those involved to civil liability and damages, regulatory sanction, and/or criminal prosecution. Questions regarding any legal or ethical requirements should be directed to one’s immediate supervisor or Chunghwa’s Human Resources Department.

WAIVERS AND AMENDMENTS

Chunghwa may waive application of this Code of Ethics to employees, directors or supervisors in certain limited situations. The Board may grant waivers of the provisions of this Code of Ethics for executive officers, directors or supervisors only in exceptional circumstances by the Board. Chunghwa will promptly disclose to its shareholders and in Chunghwa’s public filings, not later than Chunghwa’s next periodic report, any such waivers granted to any of its executive officers, directors or supervisors and the reason for such waiver. The Board must approve amendments to this Code of Ethics. It is each individual’s responsibility to maintain familiarity with this Code of Ethics as it may be revised from time to time.

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This Code of Ethics sets forth the fundamental principles and policies that govern the employees, directors and supervisors with respect to their conduct of Chunghwa’s affairs. It is not intended to, and does not, create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity. This Code of Ethics is intended solely for the internal use by Chunghwa and does not in any way constitute an admission, by or on behalf of Chunghwa, as to any fact, circumstance or legal conclusion.